Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253 Ext. 23
C&D TECHNOLOGIES ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE
SENIOR UNSECURED NOTES
     Blue Bell, PA—November 15, 2005— C&D Technologies, Inc. announced today that it intends to offer, subject to market and other conditions, approximately $60 million aggregate principal amount of its convertible senior unsecured notes due 2025, through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
     The company stated that it expects to grant the initial purchasers a 30-day option to purchase up to an additional $15 million principal amount of notes.
     The notes will be convertible, under certain circumstances, into C&D common stock. Holders of the notes will have the right to require C&D to repurchase the notes prior to maturity on November 1, 2012, 2015 and 2020. C&D will have the right to redeem the notes on or after November 1, 2010 under certain circumstances and at anytime after November 1, 2012.
     The company intends to use the proceeds of the offering to repay a portion of its outstanding borrowings under its revolving credit agreement.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The notes, and the common stock issuable upon conversion of the notes, will not initially be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

Forward-looking Statements:
     This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.